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                              CAUTIONARY STATEMENT

    OLYMPIC FINANCIAL LTD. (THE "COMPANY"), OR PERSONS ACTING ON BEHALF OF THE COMPANY, OR OUTSIDE REVIEWERS RETAINED BY THE COMPANY MAKING STATEMENTS ON BEHALF OF THE COMPANY, OR UNDERWRITERS OF THE COMPANY'S SECURITIES, FROM TIME TO TIME, MAY MAKE, IN WRITING OR ORALLY, "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD-LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE ACT AND IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE OR REFERRED TO IN CONNECTION WITH ANY SUCH FORWARD-LOOKING STATEMENT.

    THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE, OF THE COMPANY. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

    NEGATIVE OPERATING CASH FLOWS. The Company's business requires substantial cash to support amounts necessary to purchase and finance automobile loans pending securitization, the payment of dealer participations, cash held from time to time in restricted spread accounts in connection with securitizations or warehouse facilities, repossessed inventory, interest advances to securitization trusts, interest expense and other cash requirements, in addition to debt service and dividends. These cash requirements increase as the volume of the Company's loan purchases increases. To the extent that increases in the volume of loan purchases and securitizations provide income, a substantial portion of such income is received by the Company in cash over the life of the loans. The Company has operated historically on a negative operating cash flow basis and expects to continue to do so for so long as the Company's volume of loan purchases continues to grow at a significant rate. As a result of the Company's historical growth rate, the Company has used increasingly larger amounts of cash than it has generated from its operating activities. The Company has funded these negative operating cash flows principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes. The Company's ability to execute its growth strategy depends upon its continued ability to obtain substantial additional long-term debt and equity capital through access to the capital markets or otherwise. There can be no assurance that the Company will have access to the capital markets when needed or will be able to obtain financing upon terms reasonably satisfactory to the Company. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects, and the performance of the Company's securitization trusts. In addition, covenants with respect to the Company's debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue new classes of preferred stock.

    POTENTIAL INABILITY TO REFINANCE EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms reasonably satisfactory to the Company. See "Negative Operating Cash Flows" above.

    DEPENDENCE ON WAREHOUSE FINANCING. The Company depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At December 31, 1996, the Company had $800.0 million of warehouse facilities through banks and institutionally managed asset-backed securities conduits, of which $688.9 million was available. These facilities expire at various times in 1997, subject to renewal or extension. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange
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additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

    DEPENDENCE ON SECURITIZATION. The Company has relied upon its ability to aggregate and sell loans as asset-backed securities in the secondary market to generate cash proceeds for repayment of warehouse facilities and to purchase new loans from dealers. Through December 31, 1996 the Company had securitized approximately $5.8 billion of automobile loans, approximately $3.8 billion of which were outstanding at December 31, 1996. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably satisfactory to the Company. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter-end would eliminate the related gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. All of the Company's securitizations from March 1993 through December 31, 1996 and one of the Company's warehouse facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings with respect to the asset-backed securities. The Company believes that financial guaranty insurance policies reduce the costs of the securitizations and such warehouse facility relative to alternative forms of credit enhancements available to the Company. The Company has committed to use FSA for future credit enhancement on insured securitizations through 1997 in consideration for certain limitations on FSA insurance premiums. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated.

LOAN PERFORMANCE RISKS

    POTENTIAL NEGATIVE EFFECTS ON FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY. The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans purchased and sold by the Company. When such loans are sold in securitizations, the Company recognizes gain on sale. Finance income receivable, the Company's principal asset, has been calculated using assumptions concerning future default and prepayment rates on securitized loans that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of excess cash flow were reasonable at the time each gain on sale of loans was recorded. However, the actual rates of default and/or prepayment on such loans may exceed those estimated for purposes of calculating the Company's finance income receivable and consequently may adversely affect anticipated future excess cash flow. The Company periodically reviews its prepayment and loss assumptions in relation to current performance of the loans and market conditions, and, if necessary, writes down the balance of finance income receivable. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that finance income receivable could be sold at its stated value on the balance sheet, if at all.

    POSSIBLE RESTRICTIONS ON CASH FLOW FROM SECURITIZATIONS. The Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The Company's agreements with FSA provide that the Company must maintain in a spread account for each insured securitization trust specified levels of excess cash during the life of the trust. These spread accounts are initially funded out of initial deposits or cash flows from the related trust. Thereafter, during each month, excess cash flow due to ORFC from all insured securitization trusts is first used to replenish any

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spread account deficiencies and is then distributed to the Company. If excess cash flow from all insured securitization trusts, plus cash flow from recoveries, is not sufficient to replenish all such spread accounts, no cash flow would be available to the Company from ORFC for that month. Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ORFC, will be increased. Such levels have historically been exceeded prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash from certain spread accounts to ORFC. There can be no assurance that such levels will not be exceeded in the future or that, if exceeded, waivers will be available. In certain events with respect to any series of asset-backed securities insured by FSA, the Company will be in default under its insurance agreement with FSA and distributions of cash flow to ORFC from the related securitization trust may be suspended until the asset-backed securities have been redeemed. Such events include the cumulative net loss rate, as defined, equaling or exceeding an agreed upon percentage of the principal balance of loans included in the securitization trust related to such series. Certain of the Company's securitization trusts have exceeded such insurance agreement thresholds prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash to ORFC. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available. In addition, the spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts (including one of its warehouse facilities) such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ORFC. FSA also has a collateral security interest in the stock of ORFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ORFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts. The Company's right to service the loans sold in securitizations insured by FSA is also generally subject to the discretion of FSA. Accordingly, there can be no assurance that the Company will continue as servicer for such loans and receive related servicing fees. Any increase in limitations on the Company's cash flow from securitization trusts or inability to obtain any necessary waivers from FSA or termination of servicing arrangements could materially adversely affect the Company's cash flow and liquidity, and ultimately its business, financial condition and results of operations and its outstanding securities.

    IMPACT OF PORTFOLIO GROWTH AND NEW PRODUCTS. The Company has experienced rapid growth in its loan servicing portfolio. Historically, the statistical incidence of delinquencies and defaults in connection with automobile loans tends to vary over the age of the loan. For example, statistically, loans that are between six and fourteen months old have had a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that portfolio growth results in a servicing portfolio containing disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. Also, there can be no assurance that the Company's transition from centralized to regional servicing and collection will not adversely affect the rate of loan delinquencies and defaults. In addition, to the extent the Company offers new loan products which involve different underwriting policies, the delinquency and default rates of the Company's servicing portfolio may change. The Company has instituted a tiered pricing system and has periodically increased the authorized amount of loans purchased under its Classic program involving borrowers who do not meet all of the underwriting standards in the Company's Premier program and are charged rates of interest higher than those under the Company's Premier program. As a result of the increases in Classic loans as a proportion of the Company's portfolio, there has been an increase in the rates of, and reserves for, delinquency, repossession and loss historically reported by the Company. To estimate future delinquency, repossession and loss experience related to Classic loans, the Company uses a combination of factors, including actual

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loan performance experience on Premier loans, adjusted for the estimated effects of less favorable credit characteristics, and industry experience on loans with similar credit characteristics. However, there can be no assurance that the Classic loans will perform under varying economic conditions in the manner estimated by the Company. Any increase in delinquency, repossession and loss rates related to Classic loans above the rates estimated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its liquidity. Furthermore, because loan default and delinquency rates tend to increase during the six- to fourteen-month period from loan origination, the impact of increases in the Classic program on the Company's overall delinquency, repossession and loss rates will not be fully realized until the amount of Classic loans which have entered this six- to fourteen-month period is proportionate to the amount of Classic loans being purchased by the Company relative to Premier loans. In addition, certain of the Company's loan products which produce higher delinquency, repossession and loss rates than initially expected may continue to have an impact on the Company's overall loan performance, even after being discontinued or modified, until the initially generated loans mature beyond the six- to fourteen-month period. In March 1996, the Company discontinued a Classic loan product directed at first-time credits. In 1996, the Company increased the number of loans purchased to finance the sale of its repossessed inventory in retail markets. Both of these products have experienced significantly higher than expected delinquency, repossession and loss rates, which has increased the risk that the Company may trigger loan performance tests under agreements with FSA or warehouse facilities. The increase in loans purchased under the Classic program has also increased the percentage of loans in the Company's servicing portfolio subject to loan extensions or rewrites, or with obligors under bankruptcy workout arrangements, which arrangements may have the effect of reducing delinquency, but may ultimately result in higher defaults and net losses.

    POTENTIAL NEGATIVE IMPACT OF COVENANTS UNDER FINANCE AGREEMENTS. Increases in loan delinquency and loss rates with respect to any securitization trust may result in the trust's portfolio exceeding the various pool performance levels established by FSA, thereby restricting or cutting off cash distributions to ORFC from the securitization spread accounts. See "Cash Flow from Securitizations" above. In addition, such increases may cause the Company to exceed certain pool performance tests established in other agreements governing its indebtedness. Under the terms of the indenture governing the Company's outstanding Senior Term Notes due 2000 (the "Senior Term Notes"), if at any month-end the amount of charge-offs (net of recoveries) of automobile loans in the Company's servicing portfolio during the preceding six-month period, times two, exceeds 1.65% of the average servicing portfolio in the preceding seven months ("Portfolio Loss Ratio"), the Company will be prohibited from purchasing new automobile loans in excess of 20% of the Company's Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) plus proceeds of warehouse facilities and certain other available cash. If the Portfolio Loss Ratio exceeds 1.65% for two consecutive months, then 50% of such Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) must be used to offer to repurchase Senior Term Notes. Such a restriction on purchases of new automobile loans could have a material adverse effect on the Company's business, financial condition and results of operations. Covenants with respect to a series of Debt Securities may contain similar restrictions or other covenants relating to portfolio performance. In addition, if at the end of any month the Portfolio Loss Ratio exceeds 2.5% or the Company's delinquency level exceeds 3.5%, an event of default will occur under one of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage of outstanding principal balance of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facility, the lending banks under such facility may accelerate the payment of amounts outstanding thereunder and would have no further obligation to extend additional credit. Furthermore, any such event of default or acceleration may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. The increase in Classic loans during 1996, among other things, has increased the risk that the Company may trigger its Portfolio Loss Ratio covenants in the future.

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ECONOMIC CONDITIONS

    AUTOMOBILE MARKET CONDITIONS. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for automobiles, resulting in reduced demand for automobile loans and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. The increased proportion of loans under the Company's Classic program has increased the Company's sensitivity to changes in economic conditions. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. There can be no assurance that the used automobile markets will be adequate for the sale of repossessed automobiles and any material deterioration of such markets could increase the Company's loan losses or reduce recoveries from the sale of repossession inventory. In addition, the Company has channeled a significant portion of its repossession inventory through retail resale markets instead of wholesale markets, including the financing of such retail sales through its Classic program, which had the effect of reducing the Company's loan losses while delaying cash flow recovered from inventory turnover. The Company has experienced significant growth in its repossesion inventory, which increased from $17.7 million at December 31, 1995 to $64.9 million at December 31, 1996. There can be no assurance that the Company will continue to use such retail resale channels, that it will be able to realize such benefits to loan losses in the future or that its inventories will not reach levels at which they cannot readily be liquidated through such channels. Any such event might have an adverse effect on loan loss levels.

    INTEREST RATES. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's gross interest rate spread. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

MANAGEMENT OF RAPID GROWTH

    The rapid growth of the Company's servicing portfolio has resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger workforce. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing therefor. There can be no assurance that the Company will have trained personnel and systems adequate to support such growth.

COMPETITION

    The business of financing automobiles is highly competitive. Existing and potential competitors include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts, leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company. Many of these competitors have greater financial, technical and marketing resources than the Company and from time to time offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles. Many of such competitors also have longstanding relationships with automobile dealers and some of such major competitors provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which is not provided by the Company. There can be no assurance that the Company will be able to compete successfully with such competitors.

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REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile loan contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business, financial condition and results of operations and upon its outstanding securities.

SHARES ELIGIBLE FOR FUTURE SALES

    Additional shares of Common Stock may be issued upon the exercise of outstanding stock options, the conversion of outstanding convertible preferred stock and the exercise of outstanding warrants. Certain holders thereof have registration rights with respect to such shares. The Company has registered pursuant to such rights the sale from time to time of up to 3,871,364 shares of Common Stock when, as and if issued upon the exercise of outstanding warrants. Such issuances, or the resale of the Common Stock so acquired, could have an adverse effect on the market price of the Company's Common Stock.

UNDESIGNATED SHARES; ANTI-TAKEOVER CONSIDERATIONS

    The authorized and unissued stock of the Company, other than shares reserved for issuance pursuant to options and warrants, consists of undesignated shares. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated shares in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has adopted a shareholder rights plan to deter a hostile takeover. Further, certain provisions of the Minnesota Business Corporation Act may operate to discourage a negotiated acquisition or unsolicited takeover of the Company. See "Description of Common Stock." Each or any of the foregoing could have the effect of entrenching the Company's directors, impeding or deterring an unsolicited tender offer or takeover proposal regarding the Company and thereby depriving the then current shareholders of the ability to sell their shares at a premium over the market price, or otherwise adversely affecting the voting power, dividend, liquidation and other rights of holders of Common Stock.

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